Exhibit 10.18
NextDecade Corporation
Director Compensation Policy
Effective January 1, 2024
Members of the Board of Directors (the “Board”) of NextDecade Corporation (the “Company”) who are not employees of the Company or any subsidiary of the Company and who are not appointed to the Board pursuant to any agreement or arrangement with the Company (“Covered Directors”) shall be paid the following amounts in consideration for their services on the Board. Each Covered Director will be solely responsible for any tax obligations incurred by such Covered Director as a result of the cash and equity payments such Covered Director receives under this Policy.
Annual Compensation
Cash Compensation
Annual Cash Retainer for each Covered Director. Each Covered Director shall be paid an annual cash retainer of $100,000 (an “Annual Cash Retainer”). Each Covered Director may elect to receive all or any portion of the Annual Cash Retainer in the form of shares of restricted stock by delivering written notice to the Company by January 15 of a given calendar year or in connection with such Covered Director’s appointment to the Board. Such election shall be irrevocable and shall continue for such calendar year. Any portion of the Annual Cash Retainer elected by such Covered Director to be paid in shares of restricted stock (such payment, an “Elective Stock Award”) shall be awarded pursuant to and in compliance with the Company’s 2017 Omnibus Incentive Plan (as amended from time to time and including any successor thereto, the “Plan”) on the same date(s) (the “Award Grant Date”) as the Stock Award described below. The number of shares of restricted stock subject to an Elective Stock Award shall equal (i) the dollar amount of the Annual Cash Retainer elected by such Covered Director to be paid in shares of restricted stock divided by (ii) the closing price of the Company’s common stock on the Nasdaq Capital Market (“Nasdaq”) on the Award Grant Date or, if the Award Grant Date is not a trading day, then the last trading day occurring prior to the Award Grant Date.
Additional Annual Cash Compensation Payable for each Covered Director Committee Chairperson (“Chairperson Cash Compensation”):
•Audit Committee: $20,000
•Each Other Standing Committee: $15,000

All Annual Cash Retainers and Chairperson Cash Compensation shall be prorated for partial years of service.

There are no per-meeting attendance fees for Covered Directors for attending Board meetings.
Equity Compensation
Each year, each Covered Director will be granted, in one or more installments, shares of restricted stock in consideration for such Covered Director’s services on the Board (each, an (“Annual Stock Award” and, together with Elective Stock Awards, “Stock Awards”) pursuant to and in compliance with the Plan. The number of shares of restricted stock subject to an Annual Stock Award shall equal (i) $125,000 divided by (ii) the closing price of the Company’s common stock on Nasdaq on January 31 of such calendar year, unless determined otherwise by the Compensation Committee (the “Award Grant Date”), or, if the Award Grant Date is not a trading day, then the last trading day occurring prior to the Award Grant Date.
Stock Awards shall be prorated based on actual days of service on the Board. The remaining terms and conditions of each Stock Award, including vesting terms and transferability, will be as set forth in the Company’s standard award agreement, in the form adopted from time to time by the Board or the Compensation Committee; provided, that all Stock Awards shall vest on the first anniversary of the Award Grant Date.
Expense Reimbursement
Each director of the Company, including Board observers, shall be entitled to receive reimbursement of all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board. Such reimbursement is in addition to the compensation provided for under this Policy.
Section 409A
This Policy is intended to comply with, or otherwise be exempt from, Section 409A, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered consistent with such intention.
Revisions
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of a member of the Board with respect to compensation that already has been paid or earned, if applicable, unless otherwise mutually agreed between such member and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to equity awards granted under the Plan pursuant to this Policy prior to the date of such termination.
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